Exhibit 10.1

RIOT BLOCKCHAIN, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into by and between Jason Les (the “Employee”) and Riot Blockchain, Inc., a Nevada corporation (the “Company”). The Employee and the Company shall sometimes be referred to herein as the “Parties”, with each of the Employee and the Company a “Party” to this Agreement.

WHEREAS, Employee currently serves as a Director of the Company;

WHEREAS, the Company desires to employ Employee as the Company’s Chief Executive Officer (“CEO”), and Employee desires to be employed by the Company in addition to Employee’s continued service as a Company Director; and

WHEREAS, the Company and the Employee jointly desire to enter into this Agreement to reflect the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the Parties agree as follows:

1.	Duties and Scope of Employment.

a.    Effective Date. This Agreement and the Employee’s employment with the Company shall be effective as of February 8, 2021 (the “Effective Date”).

b.    Position; Job Duties. Employee accepts and shall serve full-time as the Company’s CEO. In the Employee’s position as CEO, the Employee shall have such authority and perform such duties and responsibilities as are assigned by the Company’s Board of Directors (the “Board”) and/or as are otherwise normally associated with a CEO position. The Employee will report to the Company’s Board, or such other person or persons as the Company’s Board designates.

c.  Performance under this Agreement. During the Employment Term (as that term is defined herein), the Employee shall perform and fulfill the Employee’s duties and responsibilities under this Agreement to the best of the Employee’s abilities and in a trustworthy, professional, competent, and efficient manner. The Employee shall at all times comply with and be subject to all applicable policies, procedures, codes of conduct, requirements, and organizational regulations established by and/or amended by or on behalf of the Company from time to time. In Employee’s position as CEO, Employee shall have the full powers, responsibilities, and authorities customary for the CEO of corporations of the size, type, and nature of the Company, together with such other powers, authorities, and responsibilities as may reasonably be assigned to Employee by the Company’s Board from time to time. Except as within the scope of Employee’s authority as CEO, Employee shall have no authority to bind the Company by a promise or representation or to enter into any contract, either written or oral, affecting the Company or any of its related entities.

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d.       Preparation, Ownership, and Storage of Data and Documents. Employee shall prepare, in connection with services performed under this Agreement, all reports, documents and correspondence necessary and/or appropriate under the circumstances, all of which shall belong to the Company. Employee shall store all reports, documents, correspondence, and data on and in Company-designated storage and will not archive or otherwise retain any tangible or intangible copies, summaries, or descriptions of said reports, documents, correspondence, or data or otherwise store any such materials outside of such Company-designated storage.

e.      Fiduciary Duty; Conflict of Interests. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to not engage in any act which would directly or indirectly injure the Company’s business, interests, or reputation. In keeping with the Employee’s fiduciary duties and obligations to the Company, Employee shall not become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining written approval from the Board. Employee may, however, with prior written consent from the Board (which consent shall not unreasonably be withheld), serve on one corporate board as a board member and serve on one civic or non-profit board as a board member at any given time during Employee’s employment with the Company; provided, however, that the Employee engages in such outside activities only during the Employee’s personal time.

2.         Term of Employment. The Employee’s employment under this Agreement shall continue until the fifth anniversary of the Effective Date (the “Initial Term”) unless terminated earlier pursuant to Section 6 of this Agreement. On the fifth anniversary of the Effective Date, and each annual anniversary thereafter (such date and each annual anniversary thereof a “Renewal Date”), the Agreement shall be automatically extended for successive one year periods (each a “Renewed Term”) unless (a) terminated earlier pursuant to Section 6 of this Agreement or (b) either Party delivers written notice to the other, consistent with Section 1.j. of this Agreement, at least 180 days before the applicable Renewal Date of the Employee’s or the Company’s intention not to renew this Agreement, in each case the Employee’s employment hereunder shall be terminated as of the end of the expiring Initial Term or Renewed Term, as the case may be. The Company may, in its sole and absolute discretion, advance the date of termination upon receipt of such written notice from the Employee. The period during which the Employee is employed by the Company under this Agreement is hereinafter referred to as the “Employment Term”.

3.                  Exclusive Employment; Place of Services. During Employee’s employment with the Company, Employee shall devote all of Employee’s working time, attention, knowledge, and skill(s) to the performance and fulfillment of Employee’s duties, responsibilities, and services for the Company, and Employee shall not at any time during the Employment Term engage in any other business, employment, or consulting or contractor work, unless Employee has first obtained prior written consent from the Board. Employee’s services during the Employment Term shall ordinarily be performed in the Orange County, California area, subject to reasonable business travel requirements on a limited, and temporary basis, in performance of the Employee’s duties. Notwithstanding anything in this Agreement to the contrary, Employee’s duties shall include travel relating to the Company’s business reasonably commensurate with Employee’s position with the Company.

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4.         Compensation and Benefits.

a.        Base Salary. During the Employment Term, the Company shall pay Employee (i) an annualized salary in the total gross amount of Two Hundred Forty Thousand Dollars and Zero Cents ($240,000.00) and (ii) 10 Bitcoin, all of which shall be subject to all offsets, prorations, deductions, withholdings, and claw-backs as set forth in this Agreement. Employee’s annual salary and Bitcoin compensation, as in effect from time to time, are hereinafter collectively referred to as “Base Salary”. Employee’s Base Salary shall take effect on the first regularly scheduled pay period following the Effective Date of this Agreement. The Company’s Board, or the Board’s Compensation Committee (the “Compensation Committee”), shall annually review and may, in its sole discretion, adjust Employee’s Base Salary. Effective as of the date of any change to Employee’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

b.         Annual Incentive Bonus. Subject to the terms of this Agreement, for each fiscal year during the Employment Term, the Board or the Compensation Committee may elect to establish an annual incentive bonus target for the Employee based upon specific performance goals, criteria, or targets for such fiscal year (the “Incentive Bonus”). If the Board or the Compensation Committee establishes an Incentive Bonus, its terms shall be communicated in writing to Employee, and the Board or the Compensation Committee shall evaluate whether the performance goals, criteria, or targets with respect to the Incentive Bonus for the applicable fiscal year have been met. Based on this evaluation, the Board or the Compensation Committee shall determine the final amount of the Incentive Bonus, if any, to be awarded to Employee. Incentive Bonus awards may, in the discretion of the Board or the Compensation Committee, be granted as an Equity Award according to Section 4.c.iii of this Agreement, or as a cash award.

Nothing in this Section 4.b above., nor anything in this Agreement, entitles or shall be interpreted to entitle Employee to any guaranteed minimum Incentive Bonus at any time during the Employment Term and Employee’s receipt of an Incentive Bonus is expressly contingent upon Employee being actively employed by the Company through the date that such Incentive Bonus is actually paid to Employee. All determinations with respect to any Incentive Bonus shall be made by the Board or Compensation Committee, as applicable, in its sole and reasonable discretion, and shall be final, conclusive, and binding on all Parties.

c.     Equity Compensation. Subject to the terms of this Agreement, the Employee shall be eligible to receive the following equity awards (each an “Equity Award”):

i.           Initial Equity Award. As of the Effective Date, the Board or the Compensation Committee shall grant to Employee an initial Equity Award of 25,000 restricted stock units (“RSUs”), which, subject to Employee’s continued employment with the Company, shall be eligible to vest in four (4) equal quarterly installments as follows: 6,250 RSUs vesting on April 1, 2021; 6,250 RSUs vesting on July 1, 2021; 6,250 RSUs vesting on October 1, 2021; and the remaining 6,250 RSUs vesting on January 1, 2022 (the “Initial Equity Award”).

ii.          Additional Equity Awards. During the Employment Term, Employee may be eligible to receive additional grants of Equity Awards, as determined by the Board or the Compensation Committee, in its sole and absolute discretion.

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iii.                Terms and Conditions of Equity Compensation. Each Equity Award, including any Incentive Bonus under Section 4.b. above awarded as an Equity Award, shall be granted under and subject to the terms of the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended (or any successor equity plan) (the “Equity Plan”), as well as the terms of an equity award agreement, substantially in form attached as Exhibit “A” hereto, specifying, among other things, the number of RSUs (or other Company Security) granted to Employee and the applicable vesting schedule (each, an “Equity Award Agreement”). The term Company “Security” shall have the meaning ascribed to it under the Equity Plan. Notwithstanding the foregoing or anything to the contrary in this Agreement, except as to the Initial Equity Award, Employee shall not be guaranteed any minimum Equity Award at any time during the Employment Term.

d.         Benefits. During the Employment Term, Employee shall be entitled to participate in each of the Company’s employee benefit plans and programs, as in effect from time to time, including without limitation those group medical, dental, health and/or disability insurance plans, 401(k) plans, and Medicare/Social Security reimbursement plans, all in accordance with and subject to all terms and conditions of those benefit plans and/or programs and any amendments thereto, including any and all provisions concerning eligibility for participation.

e.        Paid Time Off. During the Employment Term, Employee shall be eligible to receive paid time off (“PTO”) up to a maximum amount of 25 days per fiscal year to be accrued, carried over, and used subject to and in accordance with the terms of the Company’s paid-time-off policy in effect from time to time. During the Employment Term, accrued but unused PTO will carry over from one fiscal year to the next; however, once Employee has reached Employee’s maximum PTO accrual for that fiscal year, Employee will not be eligible to accrue any additional PTO until Employee’s PTO balance falls below the maximum accrual amount of 30 days per fiscal year.

f.        Expense Reimbursement. During the Employment Term, and subject to Section 7.1.p. of this Agreement, the Company will reimburse Employee for reasonable, necessary, and documented out-of-pocket expenses incurred by Employee on behalf of the Company in connection with the performance of Employee’s duties as CEO. All expenses shall be in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time, subject to Employee submitting to the Company a written reimbursement request and proof of such expense(s).

g.       Company Compensation Practices and Regulatory Compliance. Any payment or benefit conferred under this Section 4 shall, subject to all applicable regulatory, tax, and legal requirements described under Section 1.p. of this Agreement, be paid in accordance with the Company’s customary compensation practices and, as applicable, prorated for the actual number of days Employee was actively employed with the Company during the applicable fiscal year.

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5.                  Restrictive Covenants. Employee has read and shall sign the Company’s Confidentiality and Non-Competition Agreement (the “CNCA”), which is attached hereto as Exhibit “B” and incorporated herein by this reference. Employee further understands and agrees that the Company may, in its sole discretion, update and amend Employee’s CNCA from time to time, and Employee will be required to sign any such amended agreement as a material term of this Agreement and a condition of continued employment. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of any doubt, nothing herein shall modify or limit the applicability of the confidentiality and/or restrictive covenants contained in the CNCA and/or any other agreement between the Parties, which shall be enforced according to their terms and read together to provide the greatest level of protection(s) to the Company and its confidential information (as that term is defined in the CNCA).

6.                  Termination of Employment.

a.       By the Company for Cause. Employee’s employment under this Agreement may be terminated by the Company at any time upon the occurrence of one or more of the following events (each of which shall be a termination event for “Cause”):

i.         Employee willfully, recklessly, or with gross negligence fails to comply with any material term or aspect of the policies, standards, and regulations that the Company, in its sole discretion, establishes and/or implements in writing before and during the Employment Term;

ii.        Employee commits any act of gross negligence, illegal conduct, embezzlement, theft, misappropriation, fraud, dishonesty, or other acts of misfeasance, malfeasance, and/or misconduct in the rendering of services to or on behalf of the Company;

iii.       Employee willfully, recklessly, or with gross negligence fails to comply with any reasonable request of the person(s) to whom Employee reports;

iv.      Employee fails to adequately, substantially, and/or continually perform to Company’s reasonable satisfaction the usual and customary duties of Employee’s employment, those duties reasonably requested of Employee and typically associated with Employee’s position, and/or those duties or expectations assigned by Company;

v.        Employee breaches any material term or provision of this Agreement or any material term or provision of any other agreement between the Parties; and/or

vi.       Employee is convicted of, or pleads guilty or nolo contendere to, a crime constituting, a felony or a misdemeanor involving deceit, dishonesty, or moral turpitude, or otherwise commits any act which impairs Employee’s fitness to perform the Employee’s duties under this Agreement and/or damages the reputation of the Company, as determined in the sole and reasonable discretion of the Board.

Notwithstanding the foregoing, the Company may not terminate Employee’s employment under this Agreement for Cause under Sections 6.a.i.-vi. above without first providing Employee written notice of the event or condition(s) constituting Cause, which notice must be given no later than 30 days after the date on which the event or condition(s) constituting Cause is first reasonably discovered by the Board. Upon the giving of such notice, and only if the event or condition is reasonably capable of being remedied by Employee, Employee shall have a period of 30 days during which Employee may try to remedy the event or condition(s) and, if so remedied, the Company may not terminate Employee’s employment under this Agreement for Cause for the event or condition that was remedied.

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b.                  By the Company without Cause. The Company may terminate Employee’s employment under this Agreement without Cause upon providing written notice of termination to Employee 30 days in advance. For purposes of this Agreement “without Cause” shall mean any termination by the Company that is not (i) a termination for Cause as described and in accordance with Section 6.a. above, or (ii) a termination because of death or Disability as described Section 6.e. below. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, advance the Employee’s termination date to an alternate termination date of the Company’s own choosing provided, however, that Employee shall be paid Employee’s Base Salary from the date that the Company provides written notice of termination through the end of the 30-day notice period provided for in this Section 6.b.

c.                   By Employee for Good Reason. Employee may terminate his employment under this Agreement following written notice to the Company upon the occurrence of any of the following events or conditions (each of which shall be a termination event for “Good Reason”):

i.                    A material diminution in Employee’s Base Salary or employment benefits other than a general reduction in Base Salary and/or benefits that affects all similarly situated employees;

ii.                  A material breach of this Agreement by the Company;

iii.                A material diminution in Employee’s title, authorities, responsibilities, or duties without Employee’s consent (other than a temporary change while Employee is physically or mentally in capacitated or as required by applicable law;

iv.                A relocation of Employee’s primary work location that would require the reasonable person to move Employee’s residence from its then current location if Employee does not consent to such relocation;

v.                  The Company permanently ceases its business operations; and/or

vi.                A Change in Control (as defined in Section 7.2 of the Equity Plan) of the Company and the Employee experiences any of the events set forth in the foregoing Sections 6.c.i.-v. within either (A) the first 6 months following such Change in Control or (B) the Initial Term or any then-effective Renewed Term of this Agreement, whichever is later.

Notwithstanding the foregoing, Employee may not terminate Employee’s employment under this Agreement for Good Reason without first providing the Company advanced written notice of the event(s) and/or condition(s) constituting Good Reason, which notice must be given no later than 30 days after the date on which the event(s) and/or condition(s) constituting Good Reason first occurs. Upon the Company’s receipt of such notice, the Company shall then have 30 days during which it may remedy the event(s) and/or condition(s) (the “Company Notice Period”) and, if so remedied, Employee may not terminate his employment under this Agreement for Good Reason. If Employee fails to comply with the immediately preceding two sentences of this Section 6.c., such termination shall not be considered a termination for Good Reason. If the Company fails to cure the event(s) and/or conditions during the Company Notice Period, then the termination shall occur 30 days after the expiration of the Company Notice Period unless the Company, in its sole discretion, chooses to advance Employee’s termination date to an alternate termination date of the Company’s own choosing.

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d.                  By Employee without Good Reason. Employee may terminate Employee’s employment under this Agreement without Good Reason by providing written notice of termination to the Company no less than 180 days before the termination date. For purposes of this Agreement “without Good Reason” shall mean any termination by Employee that is not a termination due to death or Disability under Section 6.e. below or for Good Reason as set forth and in accordance with Section 6.c. above. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, waive all or any part of the 180-day notice period for no consideration and advance the Employee’s termination date to an alternate termination date of the Company’s own choosing.

e.                   Termination due to Death or Disability. Employee’s employment with the Company shall terminate immediately in the event of death or Disability of Employee. The term “Disability” means Employee’s inability to substantially perform his duties as CEO by reason of any medically determinable physical or mental impairment that, as determined by a physician chosen by the Company and reasonably acceptable to Employee, can be expected to: (i) result in death; (ii) last for a continuous period of at least 30 days; or (iii) endanger the Employee and/or others if Employee were to continue to perform Employee’s duties with the Company.

f.                    Payments Upon Separation. Notwithstanding anything to the contrary in this Agreement, upon termination of Employee’s employment with the Company, Employee shall be entitled to receive from the Company only the compensation and benefits set forth in this Section 6.e, and Employee shall not be entitled to any further compensation or benefits from the Company (including its subsidiaries and affiliates). For the avoidance of any doubt, the payments identified in Sections 6.f.ii.-v. below (the “Severance Payments”) shall not become due and payable unless and until a severance agreement between the Company and Employee (or Employee’s estate or beneficiaries, as the case may be) containing a broad waiver and release favoring the Company (a “Severance Agreement”) has become effective, binding, and irrevocable on the parties thereto. Except with respect to Severance Payments, which shall be paid to Employee (or Employee’s estate or beneficiaries, as the case may be) pursuant to the applicable Severance Agreement, all amounts due under the following Section 6.f.i.-v. upon termination of Employee’s employment with the Company shall be paid to Employee (or Employee’s estate or beneficiaries, as the case may be) on the first regular payday following the Employee’s termination (or sooner if required by law). All amounts which may become payable to Employee under this Section 6.f., including any Severance Payments, shall be subject to all applicable regulatory, tax, and legal requirements described under Section 1.p. of this Agreement.

i.                    Termination by Company for Cause; Termination by Employee without Good Reason (without Notice). If the Company terminates Employee’s employment for Cause, or if Employee terminates Employee’s employment hereunder without Good Reason and Employee fails to provide advance notice required by Section 6.d. of this Agreement, then the Employee shall be entitled to receive only the following cash compensation: (A) Base Salary through the date of termination; and (B) any outstanding expense reimbursement payments then due to Employee as of the date of termination.

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ii.                  Termination by Employee without Good Reason (with Notice); Nonrenewal of Employment Term. If Employee terminates Employee’s employment hereunder without Good Reason and provides the Company with advance written notice required by Section 6.d. of this Agreement, or if Employee’s employment terminated by expiration because the Employment Term is not renewed (by either Party) consistent with the terms of this Agreement, then Employee shall be entitled to receive only the following cash compensation: (A) Base Salary through the date of termination; (B) payment of Employee’s accrued but unused PTO as of the date of termination; (C) any outstanding expense reimbursement payments then due to Employee as of the date of termination or expiration; and, (D) in exchange for Employee executing (and, if applicable, not revoking) a Severance Agreement, the following Severance Payments: (1) the pro-rata portion of any Incentive Bonus to which Employee would have been entitled under Section 4.b. of this Agreement, if any, had Employee remained employed with the Company through December 31 of the fiscal year in which the termination occurred; and (2) one month of Base Salary.

iii.                Termination by Company without Cause; Termination by Employee for Good Reason. If the Company terminates Employee’s employment hereunder without Cause, or if Employee terminates Employee’s employment hereunder for Good Reason (except for a Change in Control), then Employee shall be entitled to receive only the following compensation: (A) Base Salary through the date of termination or expiration; (B) payment of Employee’s accrued but unused PTO as of the date of termination; (C) any outstanding expense reimbursement payments then due to Employee as of the date of termination or expiration; and, (D) in exchange for Employee executing (and, if applicable, not revoking) a Severance Agreement, the following Severance Payments: (1) the pro-rata portion of any Incentive Bonus to which Employee would have been entitled under Section 4.b. of this Agreement, if any, had Employee remained employed with the Company through December 31 of the fiscal year in which the termination occurred; (2) 12 months of Base Salary; and (3) the equity compensation to which Employee would have been entitled under Section 4.c. had he remained employed with the Company through the end of the Term, with the vesting period for such equity compensation automatically accelerated so that all such equity compensation shall be vested as of the date of termination.

iv.                Termination because of Change in Control. If Employee’s employment is terminated in connection with a Change in Control within 6 months of a Change in Control (as defined in Section 7.2 of the Equity Plan), or if Employee terminates Employee’s employment under this Agreement for a Change in Control consistent with Section 6.a.vi. of this Agreement, then Employee shall be entitled to only the following cash compensation: (A) Base Salary through the date of termination; (B) payment of Employee’s accrued but unused PTO as of the date of termination; (C) any outstanding expense reimbursement payments then due to Employee as of the date of termination; and, (D) in exchange for the Employee first executing (and, if applicable, not revoking) a Severance Agreement, the following Severance Payments: (1) Base Salary through the end of the Term; (2) the Incentive Bonus to which Employee would have been entitled under Section 4.b. of this Agreement, if any, had Employee remained employed with the Company through December 31 of the fiscal year in which the termination occurred; and (3) 12 months of Base Salary.

v.                  Termination because of Death; Termination because of Disability. If Employee’s employment hereunder is terminated because of Employee’s death, or if Employee’s employment hereunder is terminated because of Employee’s Disability, then Employee (or Employee’s estate or beneficiaries, as the case may be) shall receive only the following cash compensation: (A) Base Salary through the date of termination; (B) payment of Employee’s accrued but unused PTO as of the date of termination; (C) any outstanding expense reimbursement payments then due to Employee as of the date of termination; and, (D) in exchange for Employee (or employee’s estate or beneficiaries, as the case may be, executing (and, if applicable, not revoking) a Severance Agreement, the following Severance Payments: (1) the pro-rata portion of any Incentive bonus to which Employee would have been entitled under Section 4.b. of this Agreement, if any, had Employee remained employed with the Company through December 31 of the fiscal year in which the termination occurred; and (2) three months of Base Salary.

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vi.                Treatment of Equity. Except with respect to applicable regulatory, tax, and legal requirements described under Section 1.p. of this Agreement, regardless of the reason for separation, any Equity Awards granted to Employee shall remain governed by the Equity Plan and any applicable Equity Award Agreement governing such Equity Awards, including with respect to the treatment of any Change in Control under Section 7.3 of the Equity Plan, and nothing in the foregoing Sections 6.f.i. through 6.f.v. entitles or purports to entitle Employee to any additional rights with respect to any such Equity Awards beyond the specific provisions of the Equity Plan or applicable Equity Award Agreement.

g.                  Effect of Termination. Notwithstanding anything in this Agreement to the contrary, upon termination of Employee’s employment hereunder for any reason, Employee agrees: (i) to immediately deliver to the Company all Property (as that term is defined in the CNCA) and records (including all copies thereof) of the Company; (ii) that the Company shall have the right, without limitation, to withhold and retain any amounts that might otherwise be owed to the Employee to offset any amounts or debts owed by Employee to the Company; and (iii) that the Company shall, subject to applicable laws, further have the right to withhold the payment of any amounts that might otherwise be owed to Employee until such time as the Company determines, to its reasonable satisfaction, that any and all proprietary and confidential information, regardless of the medium on which it is embodied (e.g., laptop computer), has been returned to the Company and that Employee has not retained copies thereof.

7.                  Resignation/Removal from All Other Positions. Upon termination of Employee’s employment with the Company for any reason, Employee shall be deemed to have resigned and/or been removed, effective as of the date of such termination, from all positions that the Executive holds (or previously held) with the Company or any of the Company’s affiliated and/or related entities except as to Employee’s role as Director and member of the Company’s Board, which positions shall not be affected by Employee’s Separation from the Company

8.                  Miscellaneous.

a.                   Section Headers; Gender and Number. The section headings in this Agreement are for the Parties’ convenience only and are not intended to govern, limit, or affect the meanings of the sections. Singular and plural nouns and pronouns shall mean the singular or plural and the masculine, feminine, or neuter genders as permitted by the context in which the words are used.

b.                  Representations by Employee. The Employee represents and warrants to the Company that:

i.                    The Employee’s acceptance of employment under this Agreement with the Company and the performance of the Employee’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Employee is a party or is otherwise bound;

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ii.                  The Employee’s acceptance of employment under this Agreement with the Company and the performance of the Employee’s duties hereunder will not violate any non-solicitation, non-competition, non-disclosure, or other similar covenant or agreement between the Employee and a prior employer of the Employee;

iii.                The Employee’s representations to the Company regarding the Employee’s prior employment have been truthful and accurate; and

iv.                Employee shall immediately notify the Company of any issues that arise that could conflict with the representations, warranties, and obligations set forth herein, including without limitation, any demands, claims, notices, or requests made by third parties that could adversely impact Employee’s ability to perform services as CEO of the Company.

c.                   Cooperation. The Parties agree that certain matters in which Employee will be involved during the Employment Term may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason, to the extent requested by the Company, Employee shall provide to the Company reasonable levels of assistance in answering questions about the Company’s business, transition of responsibility, legal matters, and/or litigation. The Company shall make reasonable efforts to minimize the disruption of Employee’s other activities.

d.                  Entire Agreement; Modification. Unless specifically provided herein, this Agreement, along with all exhibits and/or attachments hereto (including without limitation the sample Equity Award Agreement attached hereto as Exhibit “A” and the CNCA attached hereto as Exhibit “B”) constitutes the entire understanding between Employee and the Company with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter hereof. The Parties are not relying upon any representations or promises not set forth in this Agreement. Except as provided here, this Agreement (including the CNCA) may not be amended or modified except in a writing signed by both Parties.

e.                   Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement (including the CNCA) shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times. No waiver by the Company of a breach by Employee of any provision of this Agreement (including the CNCA) shall be binding upon the Company unless the same is in writing, signed by a duly authorized representative of the Company, and any such waiver shall not operate or be construed as a waiver of any subsequent breach.

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f.                    Severability. If it is determined by a court of competent jurisdiction that any of the provisions of this Agreement is invalid or unenforceable, such determination shall not affect the validity of the remaining provisions in this Agreement, each of which shall survive and be given full force and effect. A court of competent jurisdiction may modify and bring about a modification of any invalid or unenforceable provision to make it enforceable under applicable law.

g.                  Assignment. The Company may assign this Agreement (including the CNCA) and, if assigned, the assignee has the right to seek enforcement of the Agreement (including the CNCA). Since this Agreement and the Employee’s rights and obligations hereunder are personal to Employee, Employee cannot assign this Agreement (including the CNCA) to any other person or entity.

h.                  Indemnification of Company. Employee agrees to indemnify, defend, and hold the Company, its Affiliates, and their officers, directors and employees harmless from and against any claims (including without limitation losses, damages, attorneys’ fees and costs) by third parties alleging that Employee’s employment with the Company hereunder constitutes unlawful activity, breaches an obligation of Employee, or otherwise subjects the Company and its Affiliates to potential liability as a result of Employee’s employment with the Company.

i.                    Indemnification of Employee. The Company agrees to indemnify, defend, and hold the Employee harmless from and against claims as provided for under the Company’s Articles of Incorporation and the Company’s Bylaws in effect from time to time.

j.                    Notices. All notices and other communications required to be given under this Agreement (including the CNCA) shall be in writing and shall be delivered to the Party in person, via e-mail or as an attachment to an e-mail transmission to the Party’s e-mail address, or by overnight carrier service by a recognized business courier (such as FedEx or UPS). A notice and/or other communication to be given hereunder shall be considered effective: (a) on the date of delivery if personally delivered against a written receipt; (b) on the date of delivery if sent by e-mail transmission or as an attachment to an e-mail transmission, with a delivery receipt; or (c) on the first business day following the date of dispatch if delivered to a recognized business courier service (such as DHL Courier, FedEx, or UPS) for overnight delivery.

k.                  Survival. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of any doubt, the termination of Employee’s employment under this Agreement for any reason shall not affect the CNCA or any of the covenants, warranties, and agreements in Sections 4.g., 5, 6.f.vi., 6.g., 7 and 8 (including all applicable subparts) of this Agreement, each of which shall survive such termination of the Employment Term, the Parties’ employment relationship, and this Agreement.

l.                    Governing Law; Jurisdiction and Venue; Attorney’s Fees and Costs. The validity, construction, and performance of this Agreement (including the CNCA) shall be governed by the laws of the State of Colorado without giving effect to conflict of law principles. Except as otherwise may be required by the Company to obtain equitable injunctive relief under this Agreement, the CNCA, and/or any other agreement between the Parties, jurisdiction for all actions or proceedings arising under this Agreement (including the CNCA) shall be exclusive to a state or federal court of competent jurisdiction located in or with jurisdiction for Castle Rock, Douglas County, Colorado. The Parties hereby irrevocably subject and consent to the jurisdiction of such courts and waive the defense of inconvenient forum related to any action or proceeding in such venue. Should an action be commenced for a breach of and/or to enforce the terms of this Agreement (including the CNCA), the prevailing party in such an action shall be entitled to recover from the non-prevailing party, in addition to all other legal and/or equitable remedies, all costs of litigation, including reasonable attorneys’ fees.

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m.                Pre-Suit Mediation. Except with respect to any injunctive relief sought by the Company under this Agreement, the CNCA, and/or any other agreement between the Parties, each of the Parties knowingly, voluntarily, and intentionally agrees to and shall participate in a mediation conference before filing any complaint, charge, or accusatory pleading or document, or otherwise commencing any legal or administrative action or proceeding against the other Party with a federal, state, or local agency and/or in a court of competent jurisdiction. The Parties agree that the mediation conference shall be convened in Castle Rock, Douglas County, Colorado, and to cooperate in the selection of a mutually agreeable mediator. The Parties shall split equally the cost of the mediator. The Parties also agree to bear their own respective attorney’s fees and costs for mediation under this Section 81.m. For the avoidance of any doubt, except as provided herein, the mediation requirement of this Section 81.m. is a condition precedent to any action, proceeding, and/or litigation between the Parties.

n.                  WAIVER OF JURY TRIAL. To the extent permitted by law, the parties KNOwingly, voluntarily, and intentionally agree to, and do hereby, waive the right to trial by jury in any litigation, cause of action, claim, proceeding, or counterclaim brought by either of the parties against the other: [I] based on any matter whatsoever arising out of or in any way connected with Employee’s employment with the Company; [II] Based on this Agreement (INCLUDING THE CNCA) or arising out of, under, or relating to this agreement (INCULDING THE CNCA); and/or [III] based on any alleged action, inaction, or omission of either party to this Agreement.

o.                  Construction. The essential terms and conditions contained in this Agreement have been mutually negotiated between the Parties. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. No ambiguity or uncertainty in this Agreement shall be construed or interpreted in favor of or against any Party.

p.                  Compliance with Applicable Regulatory, Tax, and Legal Requirements. Any payments or benefits which may be conferred under this Agreement shall be subject to and administered in compliance with all regulatory, tax, and legal requirements applicable to Employee or the Company, including, without limitation, the following:

i.                    Tax Withholding. The Company may withhold from any compensation or benefits payable to Employee all applicable federal, state, local or other taxes and make any other deductions and withholdings as the Company, in its sole and absolute discretion, determines are required or permitted by law.

ii.                  Code Section 409A. This Agreement and all payments, distributions or other benefits hereunder shall comply and be administered in accordance with the requirements of, or an exemption or exclusion to, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (“Section 409A”), as well as any applicable equivalent State law. To the extent any provision or term of this Agreement is ambiguous as to its compliance in this respect, such provision or term and all payments hereunder shall be interpreted to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law. Any provision that would cause this Agreement or a payment, distribution, or other benefit hereunder to fail to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law, shall have no force or effect and the Parties agree that, to the extent an amendment would be effective, this Agreement shall be amended to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law. Such amendment shall be retroactive to the extent permitted by law. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a “Separation from Service” within the meaning of Treasury Regulations Section 1.409A-1(h) has occurred. Each payment under Section 6.e. of this Agreement shall be treated as a separate payment for purposes of Section 409A.

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iii.                Code Section 280G. If any of the payments or benefits received or to be received by the Employee constitute “Parachute Payments” within the meaning of Code Section 280G (each, a “Section 280G Payment”) and would, but for this Section 8.p.iii., be subject to the excise tax imposed under Code Section 4999 (the “Golden Parachute Tax”), then, prior to making such Section 280G Payment, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Employee of the Section 280G Payment to (ii) the Net Benefit to the Employee if the Section 280G Payment is limited to the extent necessary to avoid being subject to the Golden Parachute Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Section 280G Payment be reduced, and then, only to the minimum extent necessary to ensure that no portion of the Section 280G Payment is subject to the Golden Parachute Tax. For purposes of this Section 8.p.iii. only, “Net Benefit” shall mean the present value of the payment, net of all federal, state, local, foreign income, employment, and excise taxes, including the Golden Parachute Tax. Any reduction made pursuant to this Section 8.p.iii. shall be made in a manner consistent with the requirements of Code Section 409A. All calculations and determinations under this Section 8.p.iii. shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), whose determinations shall be conclusive and binding on the Company and the Employee for all purposes. The Company and the Employee shall furnish the Tax Counsel with such information and documents as requested by the Tax Counsel to make its determinations under this Section 8.p.iii., and the Company shall bear all costs incurred by the Tax Counsel under this Section 8.p.iii.

iv.                Regulatory Claw-back. Notwithstanding any other provisions in this Agreement to the contrary, any compensation (whether cash-, equity-, or incentive-based, or otherwise) paid to the Employee under this Agreement or any other agreement or arrangement between the Company and the Employee which is subject to recovery under any law, government regulation, or stock exchange listing requirement shall be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), without regard for any termination, severance, or other agreement with respect to the Employee’s separation from service with the Company.

q.                      Full Understanding; Acknowledgment. Employee acknowledges and agrees that Employee has thoroughly read the terms of this Agreement before signing. Employee further acknowledges and agrees that, by signing this Agreement, Employee knowingly and voluntarily consents to the terms contained herein.

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r.                       Counterparts. This Agreement (including the CNCA) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts together shall constitute one and the same Agreement. Signing of this Agreement (including the CNCA) and transmission of the signed Agreement (including the CNCA) by electronic document transfer will be acceptable and binding upon the parties as of the Effective Date.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Executive Employment Agreement as of the Effective Date, which Agreement shall be effective as of the Effective Date.

EMPLOYEE /s/ Jason Les Jason Les	RIOT BLOCKCHAIN, INC. By: /s/ Benjamin Yi Name: Benjamin Yi Title: Chairperson of the Board of Directors

Attachments:	Sample Equity Award Agreement (Exhibit “A”) Confidentiality and Non-Competition Agreement (Exhibit “B”)

[Signature Page to Riot Blockchain, Inc. Executive Employment Agreement]

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